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                                                                     EXHIBIT 11

                            ALPHANET SOLUTIONS, INC.
                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED MARCH 31,
                                                                           ----------------------------
                                                                               1995            1996
Pro forma net income.................................................         $  550          $  572
                                                                              ======          ======

Weighted average number of common shares and common shares equivalent:
    Common shares....................................................          3,400           3,488
    Shares necessary to fund S Corporation Distribution..............            551             520
    Cheap stock (treasury stock method)..............................             37              35
                                                                              ------          ------
                                                                               3,988           4,043
                                                                              ======          ======

  Pro forma net income per share.....................................         $ 0.14          $ 0.14
                                                                              ======          ======